Exhibit 99.2
N e w s  R e l e a s e
PolyOne Prices $80 Million Debt Issuance
CLEVELAND — April 8, 2008 — PolyOne Corporation (NYSE: POL), announced today that it has agreed to sell $80 million of its 8.875% senior notes due 2012 to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933 at a price equal to 99.75% of their principal amount. The transaction is expected to close on April 10, 2008, subject to customary closing conditions.
The Company intends to use the net proceeds from the offering to reduce a portion of the amount of receivables sold under its receivables sale facility.
The notes to be offered will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135c under the Securities Act of 1933.
About PolyOne
PolyOne Corporation, with annual revenues of more than $2.7 billion, is a leading global provider of specialized polymer materials, services and solutions. Headquartered outside of Cleveland, Ohio USA, PolyOne has operations around the world. For additional information on PolyOne, visit our new website at www.polyone.com.

Investor Contact:	W. David Wilson Senior Vice President & Chief Financial Officer 440-930-3204